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                                                                      EXHIBIT 12


                      CONAGRA FOODS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                        FISCAL YEAR ENDED

                                                                      1997          1998           1999           2000         2001
                                                                      ----          ----           ----           ----         ----
Fixed Charges As Defined:
  Interest expense.......................................            $353.1        $368.9         $368.3         $351.3       $477.2
  Capitalized interest...................................              11.2          11.4            6.9            5.5          5.1
  Interest in cost of goods sold.........................              21.8          19.1           20.0           31.4         35.0
  Preferred distributions of subsidiary..................              44.2          44.3           41.4           43.0         42.4
  One third of non-cancelable lease rent.................              37.7          38.8           39.8           33.5         31.0

  Total fixed charges (A)................................             468.0         482.5          476.4          464.7        590.7




Earnings as Defined:
  Pretax income after elimination of undistributed earnings
  of equity method investees.............................          $1,036.6      $1,005.3         $622.2         $605.6     $1,112.5
  Add fixed charges......................................             468.0         482.5          476.4          464.7        590.7
  Less capitalized interest..............................            (11.2)        (11.4)          (6.9)          (5.5)        (5.1)

  Earnings and fixed charges (B).........................          $1,493.4      $1,476.4       $1,091.7       $1,064.8     $1,698.1

  Ratio of earnings to fixed charges (B/A)...............               3.2           3.1           2.3*          2.3**          2.9

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*        In 1999, pretax income includes restructuring charges of $440.8 million. Excluding the charges, the "ratio of earnings to fixed charges" was 3.2. See Note 14 on pages 51 and 52 of the company's 2001 Annual Report to Stockholders.

** In 2000, pretax income includes restructuring and restructuring-related charges of $621.4 million. Excluding the charges, the "ratio of earnings to fixed charges" was 3.6. See Note 14 on page 51 and 52 of the company's 2001 Annual Report to Stockholders.


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